February  24,  2001

Securities  and  Exchange  Commission
450  5th  Street  N  W
Washington,  D.C.  20549

Ladies  and  Gentlemen:

We have been furnished a copy of the response to Item 4 of Form 8-K for the event that occurred on February 14, 2001, to be filed by our former client, Telesoft Corp. We agree with the statements made in response to that item insofar as they relate to our Firm.

Very  truly  yours,

/s/  BDO  Seidman,  L.L.P.

BDO  Seidman,  L.L.P.